CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of CLS Global Diversified Equity Fund, CLS Flexible Income Fund, CLS Growth and Income Fund, CLS Global Aggressive Equity Fund, CLS International Equity Fund, CLS Shelter Fund and CLS Strategic Global Equity Fund (the “CLS Funds”), and to the use of our report dated June 29, 2018 on the financial statements and financial highlights for the CLS Funds, each a series of AdvisorOne Funds. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

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/s/Tait, Weller & Baker LLp

Philadelphia, Pennsylvania

April 17, 2019